Exhibit 99.2

TO:	All NovaMed Employees & Doctor Partners

FROM:	Tom Hall, Chief Executive Officer
Graham Cherrington, Executive Vice President, Operations

DATE:	January 21, 2011

In a press release issued to the public this morning, NovaMed, Inc. announced that it has entered into a merger agreement with Surgery Partners Holdings, LLC, an affiliate of H.I.G. Private Equity, a leading global private equity firm. The merger is expected to close in the second quarter of 2011.  The press release announcing the proposed merger can be viewed under “Investor Relations” on our company’s website, www.novamed.com. Additional information about the transaction, including answers to what we expect will be frequently asked questions, will be added to the website and filed with the Securities and Exchange Commission in the near future.

Surgery Partners is a leading Ambulatory Surgery Center (“ASC”) company that, like NovaMed, focuses on the acquisition, development, and management of ASC’s in partnership with physicians in local markets.  The combined company will implement the best practices of both organizations bringing advances in clinical and operational performance at our ASC’s.  This transaction will not affect day-to-day operations or our commitment to our key constituents: patients, employees, physician partners and the communities we serve.

There are many steps to be completed before the merger can be completed, including the filing of a proxy statement soliciting the approval of the merger by our stockholders and other customary closing conditions. We know that you will have questions about the proposed transaction and we will do our best to keep you informed. Throughout this process, it is important that each of you do your part to continue the successful operation of our facilities.

Inquires from the media or employees should be directed to Scott Macomber, Chief Financial Officer, at (312) 780-3234.  Inquiries from Doctor Partners should be directed to Tom Chirillo, Sr. Vice President of Development, at (312) 780-3274.

Additional Information and Where to Find It

In connection with the merger, NovaMed will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to Novamed’s stockholders. BEFORE MAKING ANY VOTING DECISION, NOVAMED’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. NovaMed’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. NovaMed’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to NovaMed, Inc., Attn: Investor Relations, 333 West Wacker Drive, Suite 1010, Chicago, Illinois 60606, or by calling (312) 664-4100, or from the investor relations section of the Company’s website, http://www.novamed.com.

Participants in Solicitation

NovaMed and its directors and officers may be deemed to be participants in the solicitation of proxies from NovaMed’s stockholders with respect to the special meeting of stockholders that will be held to consider the merger. Information about NovaMed’s directors and executive officers and their ownership of the company’s common stock is set forth in the proxy statement for NovaMed’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2010. Stockholders may obtain additional information regarding the interests of NovaMed and its directors and executive officers in the merger, which may be different than those of NovaMed’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.